Exhibit 10.1

Gerry Lopez

President and Chief Executive Officer

Extended Stay America, Inc. and ESH Hospitality, Inc.

11525 N. Community House Rd., Suite 100

Charlotte, NC 28277

Dear Gerry:

Following up our previous discussion, this letter confirms the terms of your continued employment during the transition period from your leadership to Jonathan Halkyard. Upon receiving your letter of resignation from your positions as President and Chief Executive Officer of Extended Stay America, Inc. (“ESA”) and ESH Hospitality, Inc. (“ESH”), your positions on the ESA and ESH boards of directors, and your officer positions in ESA’s various subsidiaries, each effective January 1, 2018, the following terms will become effective:

New Title	Senior Advisor, reporting to Jonathan Halkyard. You will be an employee and not an independent contractor.

Length of Assignment	January 1, 2018 through March 18, 2018

Duties	Assistance and advice as needed and requested by Jonathan to support his transition into the roles as President and CEO of ESA and ESH and as a member of the boards of directors. There is no minimum hour commitment on your part.

Support	We will maintain a physical office for your use at the CSC in the 3rd floor C-suite. Jill will continue to support your administrative needs. You may work remotely or at CSC at your discretion except as Jonathan specifically requests. The Company will continue to allow for travel privileges consistent with those afforded to you while CEO. These privileges will end upon termination.

Base Salary	You will paid a base salary of $543, 465 (when annualized) which includes $3,000 per month housing allowance. You will be paid bi-weekly through ESA’s normal payroll process. Ordinary tax, benefit and other required payroll deductions and withholdings will continue to be taken through your employment period.

Benefits	You will continue to be eligible to participate in ESA’s standard benefits program through your employment. Upon termination, you are eligible to continue benefits coverage through COBRA. This coverage is available to you for up to 18 months. The cost of continued coverage under COBRA is your responsibility.

Annual Incentive	You will be eligible for your bonus based on 2017 actual results as calculated under the Extended Stay America, Inc. Annual Incentive Plan, consistent with prior years and other members of the Executive Team.

Reimbursement	ESA will continue to reimburse you for your out-of-pocket expenses incurred in performing your duties, including commuting to and from Charlotte and your current housing allowance up until the expiration of the current lease on your Charlotte residence.

Performance Shares	105,000 RSUs will vest December 31st 2017 based on actual Adjusted EBITDA results as calculated under your initial offer of employment. Once the actual performance factor is determined it will be multiplied by the 105,000 RSU to determine what amount is actually vested.

Time Based Shares	90,000 RSUs that are scheduled to vest on March 12, 2018 will vest as scheduled as long as you are employed by Extended Stay America on that date.

33,334 RSUs that are scheduled to vest in August 2018 that were awarded as part of your hiring package will vest on an accelerated basis effective March 12, 2018 or sooner at the discretion of the compensation committee.

Relocation	The Company will pay to relocate your Charlotte residence back to Kansas City. The relocation will be administered under ESA’s relocation policy using our preferred vendor.

Severance	You acknowledge that you are not entitled to benefits under the Extended Stay America, Inc. Executive Severance Plan.

Release	At the end of your period of employment, you will execute a release that includes non-solicitation and non-disparagement provisions generally consistent with those contained in the Extended Stay America, Inc. Executive Severance Plan.

Based on your March 18, 2018 separation date, as specified above, you are eligible to receive payment of your 2017 earned bonus in addition to eligible performance and time based shares as previously referenced. In the event that payroll or vesting dates change and impact your ability to receive expected payments then the length of your assignment will be adjusted to ensure payments as committed.

Gerry, please sign below to reflect your agreement to the terms outlined in this memorandum and return to my attention.

/s/ Gerardo Lopez

Gerry Lopez

Date: December 18, 2017

/s/ Kevin Henry

Kevin Henry

Date: December 18, 2017